Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

IDAHO STRATEGIC RESOURCES, INC.
(Exact name of registrant as specified in its charter)

IDAHO	82-0490295
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

201 N. Third Street

Coeur d’Alene, Idaho 83814

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

IDAHO STRATEGIC RESOURCES, INC. 2023 EQUITY INCENTIVE COMPENSATION PLAN

John Swallow

President & Chief Executive Officer

201 N. 3RD Street

Coeur d’Alene, ID 83814

(208) 625-9001

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications to:

Lukas O’Dowd

Lyons O’Dowd, PLLC

703 E. Lakeside Avenue

Coeur d’Alene, ID 83814

(208) 714-0487

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Explanatory Note

This Registration Statement on Form S-8 relates to the 1,225,600 shares of common stock (“Common Shares”), having no par value, of Idaho Strategic Resources, Inc. (“we,” “our,” or the “Company”) authorized for issuance under the Idaho Strategic Resources Inc. 2023 Equity Incentive Compensation Plan (the “Plan”). The authorization of the Plan and the Common Shares under the Plan was approved by the Company’s board of directors (the “Board”) on May 2, 2023, by the Company’s Compensation Committee (the “Committee”) on May 2, 2023, and by the Company’s shareholders at an annual meeting of shareholders on June 12, 2023.

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PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement omits the information specified in Part I of Form S-8. We will deliver the documents containing the information specified in Part I to the participants in the Plan covered by this registration statement as required by Rule 428(b). We are not filing these documents with the Securities and Exchange Commission (the “Commission”) as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus for the Plan that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The reports listed below have been filed with the Commission by the Company and are incorporated herein by reference to the extent not superseded by reports or other information subsequently filed.

(a) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 filed with the Commission on March 25, 2024;

(b) The Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2024, June 30, 2024 and September 30, 2024 filed with the Commission on May 6, 2024, July 30, 2024 and November 4, 2024, respectively; and

(c) The Company’s Current Reports on Form 8-K filed with the Commission on January 23, 2024, February 13, 2024, March 25, 2024, May 6, 2024, May 7, 2024, June 18, 2024, July 30, 2024, October 11, 2024 and November 7, 2024 (excluding the portions of such documents not deemed to be filed).

(d) The description of Common Stock contained in the Company’s Registration Statement on Form 10, dated February 25, 2014 (File No. 000-28837), filed under Section 12 of the Securities Exchange Act of 1934, including amendments thereto filed April 11, 2014, June 4, 2014, and July 2, 2014, and any amendment or report filed for the purposes of updating such description.

(e) In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, excluding any information in those documents that is deemed by the rules of the SEC to be furnished but not filed, before the filing of a post-effective amendment that indicates all securities offered herein have been sold or that deregister all securities covered by this registration statement then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part of this registration statement from the date of filing of such documents.

(f) Any statement contained herein or in any document to be incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

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Item 4. Description of Securities.

Our authorized capital stock consists of 200,000,000 Common Shares, having no par value, and 1,000,000 shares of preferred stock, having no par value (the “Preferred Shares”). As of December 31, 2024, there were 13,665,190 Common Shares outstanding and no Preferred Shares outstanding. Our Common stock is currently traded on the NYSE American Market under the symbol “IDR.”

The following description of our Common Shares and provisions of our articles of incorporation and by-laws is only a summary. Investors are directed for a complete description of the terms and provisions of our articles and by-laws, which are exhibits to our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the Commission on March 25, 2024. We encourage you to review complete copies of our articles and by-laws.

Voting Rights. Each stockholder, on each matter submitted to a vote at a meeting of shareholders, has one vote for each share registered in the stockholder’s name on the books of the Company. Holders of shares of common stock have no cumulative voting or preemptive rights. All shares of common stock to be issued pursuant to this registration statement will be duly authorized, fully paid and non-assessable.

Quorum. At any meeting of the Shareholders, a majority of all the Shares entitled to vote, represented by Shareholders of record in person or by proxy, shall constitute a quorum at a meeting of Shareholders, but in no event shall a quorum consist of less than one-third (1/3) of the Shares entitled to vote at the meeting. When a quorum is present at any meeting, action on a matter is approved by a voting group if the votes cast within the voting group favoring the action exceed the votes cast within the voting group opposing the action, unless the question is one upon which, by express provision of law or of the Articles of Incorporation or of the Bylaws, a different vote is required. Once a quorum is present, Shareholders may continue to transact business at the meeting notwithstanding the withdrawal of enough Shareholders to otherwise leave less than a quorum.

Dividend rights. The Board of Directors may, from time to time, declare and the Company may pay dividends on its outstanding shares of common stock in cash, property, or its own shares, except when the Company is insolvent or when the payment thereof would render the Company insolvent or when the declaration or payment thereof would be contrary to any restrictions contained in the Company’s governing documents or applicable law. The Company has never paid, and has no plans to pay, any dividends on its shares of common stock.

No Cumulative Voting Rights. Our stock does not have cumulative voting rights, which means that the holders of more than fifty percent (50%) of the shares voting in an election of directors may elect all of the directors if they choose to do so. In such event, the holders of the remaining shares aggregating less than fifty percent (50%) would not be able to elect any directors.

Preemptive Rights. The shareholders of the Company do not have a preemptive right to acquire the Company’s unissued shares.

Right to Amend Bylaws. The Bylaws of the Company may be altered, amended or repealed by the affirmative vote of a majority of the voting stock issued and outstanding at any regular or special meeting of the shareholders. The Board of Directors has the power to make, alter, amend and repeal the Bylaws of the Company. However, any such Bylaws, or any alteration, amendment or repeal of the Bylaws, may be changed or repealed by the holders of a majority of the stock entitled to vote at any shareholders’ meeting.

Preferred Stock. Our Board of Directors is authorized to issue 1,000,000 shares of Preferred Stock and to provide for the issuance preferred shares in series, to establish the number of shares to be included in each such series, and to fix the designation, relative rights, preferences and limitations of the shares of each such series. Dividends on outstanding preferred shares shall be declared and paid, or set apart for payment, before any dividends shall be declared and paid, or set apart for payment, on the common shares with respect to the same dividend period. As of December 31, 2024, there were no shares of Preferred Stock issued and outstanding, and the Company has no plans to issue any amount of Preferred Stock.

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Idaho Control Share Acquisition Act

We are subject to the Idaho Control Share Acquisition Act (the “Act”), which limits an “issuing public corporation” from engaging in a “business combination,” except under certain circumstances, after a “control share acquisition,” unless there is a resolution of shareholders approved by the affirmative of 66 2/3% of the voting power of all shared entitled to vote, excluding:

•	The acquiring person;
•	Any officer of the issuing public corporation; or
•	Any director of the issuing public corporation

An “acquiring person” means a person that makes or proposes to make a control share acquisition. If two (2) or more persons act as a partnership, limited partnership, syndicate or other group pursuant to any agreement, arrangement, relationship, understanding or otherwise, whether or not in writing, for the purposes of acquiring, owning or voting shares of an issuing public corporation, all members of the partnership, syndicate or other group constitute a “person.”

“Control share acquisition” means an acquisition, directly or indirectly, by an acquiring person of beneficial ownership of shares of an issuing public corporation that would, when added to all other shares of the issuing public corporation, beneficially owned by the acquiring person, entitle the acquiring person, immediately after the acquisition, to exercise or direct the exercise of a new range of voting power above 20% of the issuing public corporation’s total shares.

The Act makes it more difficult for an “acquiring person” to effect various business combinations with a corporation. The existence of this provision would be expected to have an anti-takeover affect with respect to transactions not approved in advance by shareholders, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders. Presently, we have not opted out of this provision.

Item 5. Interests of Named Experts and Counsel.

The validity of the securities offered in this prospectus will be passed upon for us by Lyons O’Dowd, PLLC (“Lyons O’Dowd”). Lyons O’Dowd has represented the Company since 2015, and, in connection with such representation, the Company issued Lyons O’Dowd 45,055 restricted shares of common stock on June 27th, 2017, as consideration for legal services provided. Additionally, Lukas D. O’Dowd of Lyons O’Dowd personally holds 14,321 shares of common stock and has indirect ownership of the shares held by Lyons O’Dowd, as described above. None of the shares owned by Lyons O’Dowd or Lukas D. O’Dowd were received in connection with this offering.

Item 6. Indemnification of Directors and Officers.

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of the registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

Articles of Incorporation

Pursuant to Article X of the Company’s Articles of Incorporation, the Company shall provide any indemnification allowed by the Idaho Business Corporation Act and shall indemnify directors, officers, agents, and employees to the fullest extent permitted by law and may indemnify other employees and agents to the extent authorized by the Board or the Bylaws.

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Bylaws

Pursuant to Sections 6.01 through 6.06 of Article VI of the Company’s Bylaws, the Company shall provide any indemnification allowed by the Idaho Business Corporation Act and shall indemnify directors, officers, agents and employees to the fullest extent required or permitted by the Idaho Business Corporation Act. The Company shall indemnify other employees and agents to the extent as may be authorized by the Board.

Idaho Statutes

The Idaho Business Corporation Act provides for the indemnification of our officers, directors, employees and agents under certain circumstances as follows:

Idaho Code § 30-29-851, permits the Company to indemnify a director who is a party to a proceeding if the director acted in good faith and reasonably believed that the official conduct was in the best interests of the corporation, if the conduct in his or her official capacity, it was at least not opposed to the best interests of the corporations, and in a criminal proceeding, the director had no reasonable cause to believe his or her conduct was unlawful.

Idaho Code § 30-29-852, mandates indemnification of a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because he or she was a director of the corporation against expenses incurred by the director in connection with the proceeding.

Idaho Code § 30-29-856, permits the Company to indemnify and advance expenses to an officer who is a party to a proceeding because he or she is an officer to the same extent as a director; and if he or she is an officer but not a director, to such further extent as may be provided by the articles of incorporation or the bylaws, or by a resolution adopted or a contract approved by the board of directors, or shareholders except for:

(i) Liability in connection with a proceeding by or in the right of the corporation other than for expenses incurred in connection with the proceeding; or

(ii) Liability arising out of conduct that constitutes:

(A) Receipt by the officer of a financial benefit to which he or she is not entitled;

(B) An intentional infliction of harm on the corporation or the shareholders; or

(C) An intentional violation of criminal law.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description of Exhibit

4.1

Amended and Restated Articles of Incorporation, filed as Exhibit 3.1 to the Company’s Form 8-K as filed with the Securities and Exchange Commission on October 27, 2021 and incorporated herein by reference.

4.2

Amended and Restated By-laws of Idaho Strategic Resources, Inc., filed as Exhibit 3.2 to the Company’s Form 8-K as filed with the Securities and Exchange Commission on October 27, 2021 and incorporated herein by reference.

4.3

Registrant’s 2023 Equity Compensation Plan approved by shareholders on June 12, 2023, included as Appendix B to the Company’s Schedule 14A, as filed with the Securities and Exchange Commission on May 15, 2023 and incorporated herein by reference.

5.1	Opinion of Lyons O’Dowd, PLLC
23.1	Consent of Lyons O’Dowd, PLLC (included in Exhibit 5.1)
23.2	Consent of Assure CPA, LLC
23.3	Consent of Grant Brackebusch
23.4	Consent of Robert Morgan
23.5	Consent of Andrew Brackebusch
24.1	Powers of Attorney (included on signature page of this Registration Statement)
107	Filing Fee Table

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Item 9. Undertakings.

A. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs A.(1)(i) and A.(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefits plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and persons controlling the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coeur d’Alene, State of Idaho, on January 13, 2025.

IDAHO STRATEGIC RESOURCES, INC.

By:	/s/ John Swallow
Name:	John Swallow
Title:	Chief Executive Officer, President

POWERS OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints John Swallow and Grant Brackebusch, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Date: January 13, 2025	By:	/s/ John Swallow
	Name:	John Swallow
	Title:	Chief Executive Officer, President and Chairman of the Board

Date: January 13, 2025	By:	/s/ Grant Brackebusch
	Name:	Grant Brackebusch
	Title:	Chief Financial Officer, Vice President and Director

Date: January 13, 2025	By:	/s/ Kevin Shiell
	Name:	Kevin Shiell
	Title:	Director

Date: January 13, 2025	By:	/s/ Richard Beaven
	Name:	Richard Beaven
	Title:	Director

Date: January 13, 2025	By:	/s/ Carolyn Turner
	Name:	Carolyn Turner
	Title:	Director

Date: January 13, 2025	By:	/s/ Monique Hayes
	Name:	Monique Hayes
	Title:	Secretary

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